EXHIBIT 1





                            ARTICLES OF INCORPORATION

                                       OF

                         THE PRIMARY INCOME FUNDS, INC.

             The undersigned, a natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, adopts the following Articles of Incorporation for such corporation:


                                    ARTICLE I

             The name of the corporation (which is hereinafter called the "Corporation") is THE PRIMARY INCOME FUNDS, INC.


                                   ARTICLE II

             The period of existence is perpetual.


                                   ARTICLE III

             The purpose or purposes for which the Corporation is organized are:

             A. To engage in the business of a diversified open-end management investment company.

             B. To purchase or otherwise acquire, hold for investment or otherwise, and to sell, exchange or otherwise dispose of the following types of securities: common stocks; debt securities and preferred stocks (including those convertible into common stock); warrants; United States treasury bills, notes and bonds; certificates of deposit; prime-rated commercial paper; repurchase agreements; and commercial paper master notes.

             C. To deposit its funds from time to time in such checking account or accounts as may be reasonably required, and to deposit its funds at interest in a bank, savings bank or trust company in good standing organized under the laws of the United States of America or any state thereof, or of the District of Columbia.

             D. To conduct research and investigations with respect to securities, organizations and business conditions in the United States and elsewhere; to secure information and advice pertaining to the investment and employment of the assets and funds of the Corporation and to pay compensation to others for the furnishing of any or all of the foregoing.

             E. Subject to any restrictions contained in the Investment Company Act of 1940, the applicable state securities or "Blue Sky" laws, or any rules or regulations issued pursuant to any of the foregoing, to exercise in respect of all securities, property and assets owned by it, all rights, powers and privileges which could be exercised by any natural person owning the same securities, property or assets.

             F. To acquire all or any part of the good will, property or business of any firm, person, association or corporation heretofore or hereafter engaged in any business similar to any business which this Corporation has the power to conduct, and to hold,utilize, enjoy and in any manner dispose of the whole or part of the rights, property and business so acquired and to assume in connection therewith any liabilities of any such person, firm, association, or corporation.

             G. Without the vote or consent of the shareholders of the Corporation, to purchase, acquire, hold, dispose of, transfer and reissue or cancel shares of its own capital stock in any manner or to any extent now or hereafter permitted by the laws of Wisconsin and by these Articles of Incorporation.

             H. To carry out all or any part of the aforesaid objects and purposes and to conduct its business in all or any of its branches in any or all states, territories, districts and possessions of the United States of America and in foreign countries; to maintain offices and agencies in any and all states, territories, districts and possessions of the United States of America and in foreign countries.

             The foregoing objects and purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any clause of this or any other Article of these Articles of Incorporation, or any amendment thereto, and shall each be regarded as independent and construed as powers as well as objects and purposes.

             The Corporation shall be authorized to exercise and enjoy all the powers, rights, and privileges granted to or conferred upon corporations of a similar character by the laws of the State of Wisconsin now or hereafter enacted, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.


                                   ARTICLE IV

             The aggregate number of shares which the Corporation shall have authority to issue is five hundred sixty million (560,000,000), consisting of:

             A. Five hundred million (500,000,000) shares of Class A Common Stock, $.0001 par value per share (hereinafter referred to the "The Primary Money Market Fund shares");

             B. Thirty million (30,000,000) shares of Class B Common Stock, $.0001 par value per share (hereinafter referred to as "The Primary Income Fund shares"); and

             C. Thirty million (30,000,000) shares of Class C Common Stock, $.0001 par value per share (hereinafter referred to as "The Primary U.S. Government Fund shares").

   (Hereinafter The Primary Money Market Fund shares, The Primary Income Fund shares and The Primary U.S. Government Fund shares are sometimes collectively referred to as the "Common Stock".)


                                    ARTICLE V

             Shares of Common Stock shall have the following preferences, limitations and relative rights:

             A. Assets Belonging to a Class. All consideration received by the Corporation for the issue or sale of shares of any class of the Corporation's Common Stock, together with all assets in which such consideration is invested and reinvested, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any such funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the class of the Corporation's Common Stock with respect to which such assets, payments or funds were received by the Corporation for all purposes, subject only to the rights of creditors, and shall be so handled upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form, are herein referred to as "assets belonging to" such class. Any assets, income, earnings, profits and proceeds thereof, funds or payments which are not readily attributable to any particular class of the Corporation's Common Stock shall be allocable among any one or more of the classes of the Corporation's Common Stock in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair and equitable. The power to make such allocations may be delegated by the Board of Directors from time to time to one or more of the officers of the Corporation.

             B. Liabilities Belonging to a Class. The assets belonging to any class of the Corporation's Common Stock shall be charged with the liabilities in respect of such class of the Corporation's Common Stock, and shall also be charged with the share of the general liabilities of the Corporation allocated to such class determined as hereinafter provided. The determination of the Board of Directors shall be conclusive as to the amount of such liabilities, including the amount of accrued expenses and reserves, as to any allocation of the same to a given class; and as to whether the same are allocable to one or more classes. The liabilities so allocated to a class are herein referred to as "liabilities belonging to" such class. Any liabilities which are not readily attributable to any particular class of the Corporation's Common Stock shall be allocable among any one or more of the classes of the Corporation's Common Stock in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair
        and equitable.   The power to make such allocations may be
        delegated by the Board of Directors from time to time to one or more of the officers of the Corporation.

             C. Dividends and Distributions. Shares of a class of the Corporation's Common Stock shall be entitled to such dividends and distributions, in stock or in cash or both, as may be declared form time to time by the Board of Directors, acting in its sole discretion, with respect to such class; provided, however, that dividends and distributions on shares of a class of the Corporation's Common Stock shall be paid only out of the lawfully available "assets belonging to" such class as such phrase is defined in this Article V.

             D. Liquidating Dividends and Distributions. In the event of the liquidation or dissolution of the Corporation, shareholders of a class of the Corporation's Common Stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to shareholders, but other than general assets not belonging to any particular class, the assets belonging to such class, and the assets so distributable to the holders of any class of the Corporation's Common Stock shall be distributed among such holders in proportion to the number of shares of such class of the Corporation's Common Stock held by them and recorded on the books of the Corporation. In the event that there are any general assets not belonging to any particular class of the Corporation's Common Stock and available for distribution, such distribution shall be made to the holders of all classes of the Corporation's Common Stock in proportion to the net asset value of the respective class of the Corporation's Common Stock determined as set forth in Article X hereof.

             E. Voting. Each holder of a share of the Corporation's Common Stock shall be entitled to one (1) vote for each full share, a fractional vote for each fractional share of stock, irrespective of the class of the Corporation's Common Stock, then standing in his or her name on the books of the Corporation; provided, however, that shares of Common Stock owned, other than in a fiduciary capacity, by the Corporation or by another corporation in which the Corporation owns shares entitled to cast a majority of all the votes entitled to be cast by all shares outstanding and entitled to vote of such corporation, shall not be voted at any meeting of shareholders. On any matter submitted to a vote of shareholders all shares of the Corporation's Common Stock then issued and outstanding and entitled to vote, irrespective of the class, shall be voted in the aggregate and not by class except that (1) when otherwise expressly provided by the Wisconsin Business Corporation Law, the Investment Company Act of 1940 and the regulations thereunder or other applicable law, shares shall be voted by individual class; and (2) when the matter to be acted upon does not affect any interest of a particular class of the Corporation's Common Stock, then only shares of the affected class shall be entitled to vote thereon.

             F. Redemptions and Repurchases. The relative rights of the shares of each class of the Corporation's Common Stock to be redeemed or repurchased shall be as set forth in Article X.


                                   ARTICLE VI

             Holders of shares of Common Stock shall not be entitled to any preemptive right to acquire unissued shares or securities convertible into such shares or carrying a right to subscribed to or acquire shares.


                                   ARTICLE VII

             The number of directors constituting the Board of Directors shall initially be four (4), and the names of the initial directors are:

                              James R. Arnold, Sr.
                                 Joseph L. Cook
                                   Lilli Gust
                                J. Kenneth Hiller

   Thereafter, the number of directors shall be such number (not less than three) as is fixed from time to time by the Bylaws.


                                  ARTICLE VIII

             The address of the initial registered office of the Corporation is First Financial Centre, 700 North Water Street, Milwaukee,
   Wisconsin 53202, and the name of its initial registered agent at such address is James R. Arnold, Sr. The initial registered office is located in Milwaukee County.

                                   ARTICLE IX

             The name and address of the sole incorporator is:

                        Name                       Address

                James R. Arnold, Sr.     First Financial Centre
                                         700 North Water Street
                                         Milwaukee,
                                         Wisconsin  53202


                                    ARTICLE X

             The following provisions define, limit and regulate the powers of the Corporation, the Board of Directors and the Shareholders:

             A. The Board of Directors of the Corporation shall authorize an initial issuance of shares of Common Stock for such consideration not less than the aggregate par value of the shares included in the issuance as the Board of Directors shall determine. After such initial issuance, the Board of Directors may authorize the issuance from time to time of shares of Common Stock and the reissuance from time to time of retired shares of Common Stock, whether now or hereafter authorized, for such consideration, not less than the aggregate par value of the shares so issued, as said Board of Directors may deem advisable, provided that, except with respect to shares issued as a share dividend or distribution, such consideration shall be in the form of cash or its equivalent and shall not be less than the net asset value of such shares computed in accordance with this
        Article X. That portion of the consideration received by the Corporation for shares issued (or reissued) which is equal to the aggregate par value of such shares shall be capital and any consideration received in excess of said aggregate par value shall be capital surplus. The Board of Directors may, in its sole and absolute discretion, reject in whole or in part orders for the purchase of shares of Common Stock, and may, in addition, require such orders to be in such minimum amounts as it shall determine.

             B. The holders of any fractional shares of Common Stock shall be entitled to the payment of dividends on such fractional shares, to receive the net asset value thereof upon redemption, to share in the assets of the Corporation upon liquidation and to exercise voting rights with respect thereto in accordance with Article V hereof.

             C. The Board of Directors shall have full power in accordance with good accounting practice: (a) to determine what receipts of the Corporation shall constitute income available for payment of dividends and what receipts shall constitute principal and to make such allocation of any particular receipt between principal and income as it may deem proper; and (b) from time to time, in its discretion (i) to determine whether any and all expenses and other outlays paid or incurred (including any and all taxes, assessments or governmental charges which the Corporation may be required to pay or hold under any present or future law of the United States of America or of any other taxing authority therein) shall be charged to or aid from principal or income or both; and (ii) to apportion any and all of said expenses and outlays, including taxes, between principal and income.

             D. The Board of Directors shall have power to determine from time to time whether and to what extent and at what time and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of shareholders, except as otherwise provided by statute or by law; and except as so provided, no shareholder shall have any right to inspect any books, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

             E. When the net worth of the Corporation shall for the first time have amounted to $100,000 or more, a fact which shall be conclusively evidenced by a resolution of the Board of Directors of the Corporation specifying the date and time when the Corporation's net worth first amounted to $100,000, or more, each holder of shares of Common Stock shall be entitled at any time thereafter to require the Corporation to redeem all or any part of the shares standing in the name of such holder on the books of the Corporation at the net asset value of such shares as determined in accordance with the provisions of this
        Article X, subject to the provisions of Section J or this
        Article X, or if different, in accordance with the provisions of the Corporation's then current Registration Statement filed with the Securities and Exchange Commission.

             F. The net asset value to which a holder of shares of the Corporation's Common Stock shall be entitled upon redemption of shares held by such holder is the net asset value, as such value is determined under Sections H and I of this Article X, applicable at the time when any of the following events effecting redemption occur:

                  (1) The Corporation receives, at such place as the Board of Directors designates from time to time, irrevocable instructions in writing in form acceptable to the Board of Directors to redeem stock held by such holder and, if such stock to be redeemed is represented by certificates, the certificates, duly endorsed or accompanied by proper instructions of assignment, with proper stock transfer stamps affixed, if required;

                  (2) The Corporation receives documents, drafts, telegrams, telephonic communications, in such manner, form and place and under such circumstances as the Board of Directors may determine from time to time in its discretion, transmitted or made by such holder for the purpose of redeeming stock held by such holder.

             G. The time for payment for shares redeemed shall be within seven (7) days after receipt by the Corporation of documents properly prepared, executed and submitted in accordance with the provisions of Section F of this Article X for the purpose of redeeming shares.

             H. The net asset value of each share of each class of the Corporation's Common Stock shall be determined at such time or times as may be disclosed in the then currently effective
        Prospectus relating to such class of Common Stock of the Corporation.

             I. The net asset value of each share of each class of the Corporation's Common Stock shall be determined in accordance with generally accepted accounting principles by dividing the total value of the net assets belonging to such class (meaning the assets belonging to such class and any other assets allocated to such class less the liabilities belonging to such class and any other liabilities allocated to such class excluding capital and surplus) by the total number of the shares of such class outstanding at that time. The net asset value shall be determined at such time or times as may be disclosed in the then currently effective Prospectus relating to any such class of Common Stock of the Corporation. Any determination of net asset value as provided herein shall be effective at the time as of which such determination is made. Each such determination is applicable to all transactions in shares of such class of Common Stock of the Corporation prior to that time and after the previous time as of which net asset value was determined. Accordingly, the net asset value of each share of each class of Common Stock of the Corporation for purposes of the issue of such class of Common Stock shall be the net asset value which becomes effective, as provided herein, next succeeding receipt of the subscription to such shares of such class of Common Stock, and the net asset value of each share of each class of Common Stock of the Corporation tendered for redemption shall be the net asset value which becomes effective, as provided herein, next succeeding the tender of such shares of such class of Common Stock for redemption.

                  (1)  Securities traded on any national stock
             exchange or quoted on the NASDAQ National Market System will ordinarily be valued on the basis of the last sale price on the date of valuation, or, in the absence of any sale on that date, the most recent bid price. Other securities will generally be valued at the most recent bid price, if market quotations are readily available. Any securities for which there are no readily available market quotations and other assets will be valued at their fair value as determined in good faith by the Board of Directors. The amortized cost method of valuing securities may be used when deemed appropriate by the Board of Directors. Odd lot differentials and brokerage commissions will be excluded in calculating values.

                  (2) The liabilities of the Corporation shall be deemed to include all bills and accounts payable; all administrative expenses payable and/or accrued, including the estimated amount of any fees payable under an investment advisory agreement, plan of distribution or administration agreement, all contractual obligations for the payment of money or property; all reserves authorized or approved by the Board of Directors for taxes or contingencies, including such reserves, if any, for taxes based on any unrealized appreciation in the value of the assets of the Corporation; and all other liabilities of the Corporation of whatsoever kind and nature, except liabilities represented by outstanding shares and surplus of the Corporation.

                  (3) Securities purchased shall be included among the assets of the Corporation, and the cost thereof shall simultaneously be regarded as a liability, not later than the first business day following the date of purchase; and securities sold shall be excluded from such assets, and the amount receivable therefore shall simultaneously be included as an asset, not later than the first business day following the date of sale.

                  (4) Shares of a class of Common Stock shall be considered as no longer outstanding not later than the first business day subsequent to receipt of the properly endorsed certificate representing such shares or receipt of the properly prepared request for redemption for those shares not represented by certificates, and the amount payable on such redemption or repurchase shall simultaneously become a liability belonging to such class of the Corporation's Common Stock. The endorsed certificates or redemption requests shall be in the form established by the Board of Directors pursuant to Section F hereof.

                  (5) Shares of a class of Common Stock for which purchase orders have been accepted shall be considered as issued and outstanding not later than the first business day after the receipt of payment therefor, and if payment is in the form of a check, the amount receivable therefor shall simultaneously become an asset belonging to such class of the Corporation's Common Stock.

                  (6)  Notwithstanding the provisions of
             paragraphs (1) and (3) of this Section I, interest declared or accrued and not yet received, and accrued expenses, may be omitted form any calculation of net asset value, in the discretion of the Board of Directors, if the net amount of all such interest and expenses is less than one percent of the net asset value per share.

             J. In the event that the New York Stock Exchange shall be closed at any time because of then existing financial conditions or for any other unusual or extraordinary reason, the right of a holder of shares of Common Stock to have his shares redeemed by the Corporation shall be suspended for a period from and including the day on which the action is taken for the closing of said Exchange to and including the day on which said Exchange is reopened. In accordance with the provisions of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, the Corporation may also suspend such right of redemption (a) for any period during which trading on the New York Stock Exchange is restricted; (b) for any period during when an emergency exists as a result of which (i) disposal by the Corporation of securities owned by it is not reasonably practicable; or (ii) it is not reasonably practicable for the Corporation to fairly determine the value of its net assets; or
        (c) for such other periods as the Securities and Exchange Commission may by order permit for the protection of shareholders of the Corporation.

             K. The Corporation may purchase in the open market or otherwise acquire from any owner or holder thereof any shares of any class of the Corporation's Common Stock, in which case the consideration paid therefor (in cash or in securities in which the funds of the Corporation shall then be invested) shall not exceed the net asset value thereof determined or estimated in accordance with any method deemed proper by the Board of Directors and producing an amount approximately equal to the net asset value of said shares (determined in accordance with the provisions of this Article X) at the time of the purchase or acquisition by the Corporation thereof.

             L. If, at any time when a request for transfer or redemption of shares of any class of the Corporation's Common Stock is received by the Corporation, the aggregate net asset values (computed as set forth herein) of the shares of such class of Common Stock is less than Four Thousand
        Dollars ($4,000), after giving effect to such transfer or redemption, the Corporation may cause the remaining shares of such class of Common Stock in such shareholder's account to be redeemed in accordance with such procedures as the Board of Directors shall adopt.

             M. In respect of all powers, duties and authorities conferred by the preceding Sections I, J, K and L, the Corporation may act by and through agents from time to time designated and appointed by the Board of Directors, and the Board of Directors may delegate to any such agent any and all powers, duties and authorities conferred upon the Corporation or upon the Board of Directors by said Sections.


                                   ARTICLE XI

             The Corporation reserves the right to enter into, from time to time, investment advisory and administration agreements providing for the management and supervision of the investments of the Corporation, the furnishing of advice to the Corporation with respect to the desirability of investing in, purchasing or selling securities or other property and the furnishing of clerical and administrative services to the Corporation. Such agreements shall contain such other terms, provisions and conditions as the Board of Directors of the Corporation may deem advisable and as are permitted by the Investment Company Act of 1940.

             The Corporation may designate distributors, custodians, transfer agents, registrars and/or dividend disbursing agents for the stock and assets of the Corporation and employ and fix the powers, rights, duties, responsibilities and compensation of each such distributor, custodian, transfer agent, registrar and/or dividend disbursing agent.

             Executed in duplicate on the ____ day of March, 1989.



                                      _______________________________________
                                      James R. Arnold, Sr.
                                      Sole Incorporator

   STATE OF WISCONSIN       )
                            ) SS.
   COUNTY OF MILWAUKEE )

             Personally came before me this ____ day of March, 1989, the above-named JAMES R. ARNOLD, SR., to me known to be the person who executed the foregoing instrument, and acknowledged the same.



                                      _______________________________________
   [NOTARIAL SEAL]                    Notary Public
                                      My commission: _____________________




   This instrument was drafted by Todd B. Pfister of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.